STOCK PURCHASE AGREEMENT

by and among
Leveling 8 Inc
and

ADDvantage Technologies Group, Inc.
dated as of December 26, 2018

i

(continued)
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(continued)
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EXHIBITS

Exhibit A Guaranty and Covenant Agreement
Exhibit B Promissory Note

(continued)
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SELLER DISCLOSURE AND EXCEPTION SCHEDULES

Schedule 2.06 Collateral Agreements
Schedule 3.05 Consents
Schedule 3.08 Tax Matters
Schedule 3.09 Seller not a Creditor of, or Debtor to, the Companies
Schedule 3.10 Benefit Plans

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of December 26, 2018 (the “Effective Date”), is entered into among Leveling 8 Inc, an Oklahoma corporation (“Buyer”) and ADDvantage Technologies Group, Inc., an Oklahoma corporation (“Seller”).
RECITALS
WHEREAS, Buyer wishes to purchase Seller’s cable television business which is conducted through its subsidiaries, Tulsat, LLC, an Oklahoma limited liability company (“Tulsat”), NCS Industries, Inc., a Pennsylvania corporation (“NCS”), Addvantage Technologies Group of Missouri, Inc., a Missouri corporation (“Addvantage Missouri”), Addvantage Technologies Group of Texas, Inc., a Texas corporation (“Addvantage Texas”), and Tulsat-Atlanta, L.L.C., an Oklahoma limited liability company (“Tulsat-Atlanta”) (each a “Company” and collectively the “Companies”);
WHEREAS, Seller owns all of the issued and outstanding shares of common stock or, as applicable, limited liability company membership interests (the “Shares”) of each of the Companies; and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accountants” has the meaning set forth in Section 2.04(c)(iii).
“Acquisition Proposal” means any inquiry, proposal or offer from any Person concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving a Company or Seller; (ii) the issuance or acquisition of shares of capital stock or other equity securities of a Company or Seller; or (iii) the sale, lease, exchange or other disposition of any significant portion of a Company's or the Seller’s properties or assets.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
v

“Addvantage Missouri” has the meaning set forth in the recitals.
“Addvantage Missouri Common Stock” has the meaning set forth in Section 3.03(a).
“Addvantage Texas” has the meaning set forth in the recitals.
“Addvantage Texas Common Stock” has the meaning set forth in Section 3.03(a).
“Adverse Recommendation Change” means an action by Seller’s Board of Directors which amounts to withholding or withdrawing, or publicly proposing to withdraw the approval, recommendation or declaration of advisability by the Seller’s Board of Directors or any such committee of the Contemplated Transactions or publicly proposing to recommend, adopt or approve any third-party Acquisition Proposal.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Ownership of voting equity in an entity, by itself, shall not be considered to confer control of such entity unless the owner holds more than fifty percent (50%) of the outstanding voting equity of the entity.  By way of illustration and not limitation, the parties acknowledge that Guarantor is an Affiliate of Buyer.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 6.09(b).
“Benefit Plan” means all stock option or share purchase plans, employee loans, home purchase loans, insurance, long-term disability, medical, dental or other executive and employee benefit plans, including without limitation the Plans as defined in Section 3.10.
“Board of Directors” means the board of directors of Seller.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tulsa, Oklahoma are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Cash” means the aggregate book balance of the Companies’ currency on hand and collected funds on deposit with depository banks net of amounts necessary to cover checks, drafts, wire transfers and other items, if any, in process of collection and payment, as of the opening for business on the Closing Date.
“Claim Notice” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 2.05.
“Closing Date” has the meaning set forth in Section 2.05.
“Closing Working Capital” means: (a) the aggregate book value of the Current Assets of the Companies, less (b) the aggregate amount of the Current Liabilities of the Companies, determined as of the opening of business on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Agreements” has the meaning set forth in Section 2.06.
“Commonly Controlled Entity” has the meaning set forth in Section 3.10(l).
“Company” and “Companies” have the meaning set forth in the recitals.
“Com Tech” means Com Tech Services, LLC, a Missouri limited liability company.
“Consent” has the meaning set forth in Section 3.05.
"Contemplated Transactions" means each of the transactions contemplated by this Agreement.
“Current Assets” means aggregate book value of the Companies’ (a) accounts receivable incurred in the ordinary course of the Companies’ business for goods sold or services rendered (net of allowances for doubtful accounts), (b) Inventory, (c) prepaid expenses, and (d) vendor deposits, all as reflected in the accounting records of the Companies maintained by Seller, and shall not include Cash (which is to be distributed to and retained by Seller at Closing), the Machinery and Equipment, intercompany receivables or any other assets of the Companies.
“Current Liabilities” means aggregate book value of the Companies’ accounts payable and accrued expenses, but excluding any indebtedness that Seller causes to be paid in full in connection with the Closing and intercompany payables, as reflected in the accounting records of the Seller.
“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).
“Dollars or $” means the lawful currency of the United States.
“Down Payment” has the meaning set forth in Section 2.03(a)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guarantee” means that certain personal guarantee issued by the Guarantor in which Guarantor individually guarantees payment and performance by the Buyer of its obligations under this Agreement and the Transaction Documents, substantially in the form of the Guaranty and Covenant Agreement comprising Exhibit A hereto.
“Guarantor” shall mean David Chymiak, an individual, and The David E. Chymiak Trust.
“Indemnitee” has the meaning set forth in Section 8.04(b).
“Indemnitor” has the meaning set forth in Section 8.04(b).
“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of Seller’s Board of Directors after the date of this Agreement to the extent that such event, development or change in circumstances (i) was not within Seller’s Knowledge and (ii) does not relate to an Acquisition Proposal.
“Inventory” means those items of inventory owned by each of the Companies, and consisting of goods owned or held by one of the Companies for sale or lease or to be furnished under contracts of service or which constitute raw materials, work-in-process, or supplies or materials used or consumed in its business, as reflected in each Company’s books and records as maintained by the Seller, and the aggregate value of which shall be calculated by reference to such books and records as of the close of business on the day before the Closing Date and net of the Inventory Reserve Amount exclusive of any other reserve.
“Inventory Reserve Amount” means the sum of $4,800,000, which is the value, as agreed by the parties of slow-moving, excess and obsolescent items with the Companies’ Inventory.
“Knowledge” of Seller or of Buyer, or Seller’s of Buyer’s “Knowledge” or any other similar knowledge qualification, means in the case of Seller, the actual knowledge of any of Seller’s officers or directors (but excluding in any event the knowledge of the Guarantor and none of Seller’s other officers or directors) or which any of them would be deemed to have after due inquiry and in the case of Buyer the actual knowledge of Guarantor and of any of Buyer’s officers or directors or which any of them would be deemed to have after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise of a Company.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive  or consequential damages.
“Machinery and Equipment” means those items of machinery and equipment owned by each Company’s books and records as maintained by the Seller, and the aggregate value of which shall be calculated, net of accumulated depreciation, by reference to such books and records as of the close of business on the day before the Closing Date.
“Minority Shareholders” means all Shareholders, other than Guarantor and any Affiliates of Guarantor.
“NCS” has the meaning set forth in the recitals.
“NCS Common Stock” has the meaning set forth in Section 3.03(a).
“Notice of Change” has the meaning set forth in Section 5.04(d).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustments” means the adjustments to the Purchase Price made after the Closing pursuant to the provisions of Section 2.04.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Post-Closing Taxes” means Taxes of a Company for any Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of a Company for any Pre-Closing Tax Period.
“Proceeding” has the meaning set forth in Section 8.04(a).
“Promissory Note” means that certain Promissory Note in a principal amount equal to Six Million Three Hundred Seventy-Five Thousand Dollars ($6,375,000), subject to adjustment as provided herein, substantially in the form of Exhibit B attached hereto.
“Purchase Price” has the meaning set forth in Section 2.02.
“Putative Indemnitee” has the meaning set forth in Section 8.04(a).
“Putative Indemnitor” has the meaning set forth in Section 8.04(a).
“Restricted Business” means the repair, service, sale and distribution of equipment and electronics in the cable television industry.
“Restricted Period” means a period of time commencing on the Closing Date and continuing for a period of three (3) years thereafter.
“Review Period” has the meaning set forth in Section 2.04(c)(i).
“SEC” means the Securities and Exchange Commission.
“Section 338(h)(10) Election” has the meaning set forth in Section 6.09(a).
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller Proxy Statement” means the letter to the Shareholders, notice of Shareholder Meeting, proxy statement, and forms of proxy to be filed with the SEC in connection with the Contemplated Transactions.
“Shareholder Approval” means the approval of the Contemplated Transactions by (1) Shareholders holding a majority of Seller’s outstanding common stock and (2) Minority Shareholders holding a majority of the outstanding common stock held by all Minority Shareholders as a group.
“Shareholder Meeting” means the meeting of Shareholders held for the purpose of obtaining the Shareholder Approval.
“Shareholders” means all of the holders of the outstanding shares of Seller’s common stock entitled to vote at Seller’s shareholder meetings.
“Shares” has the meaning set forth in the recitals.
“SMLLC’s” has the meaning set forth in Section 6.01(d).

“Special Committee” means a special transaction committee of the Board of Directors of Seller composed entirely of independent and disinterested directors specially appointed by the Board of Directors to negotiate and approve (or disapprove) this Agreement and the Contemplated Transactions.
“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).
“Straddle Period” has the meaning set forth in Section 6.03.
“Statement” has the meaning set forth in Section 2.04(b).
“Superior Proposal” means an Acquisition Proposal that Seller’s Board of Directors has determined is superior to the Acquisition Proposal reflected in this Agreement, taking into account the financial terms, the likelihood of consummation and all other aspects of such Acquisition Proposal.
“Target Amount” means Eleven Million Forty Four Thousand and Forty One Dollars ($11,044,041).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means the states of Oklahoma, Missouri, Pennsylvania, Texas, and Georgia.
“Transaction Documents” means this Agreement; the Promissory Note; a Transition Services Agreement; the Guarantee; and the Collateral Agreements.
“Transition Services Agreement” means the certain Transition Services Agreement to be entered into between Buyer and Seller within forty-five (45) days of the Effective Date in which the Seller and Buyer will set forth the terms upon which Seller will provide certain administrative services to Buyer for a period of up to ninety (90) days following the Closing Date.
“Tulsat” has the meaning set forth in the recitals.
“Tulsat Equity Interests” has the meaning set forth in Section 3.03(a).
“Tulsat-Atlanta” has the meaning set forth in the recitals.

“Tulsat-Atlanta Equity Interests” has the meaning set forth in Section 3.03(a).
“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).
ARTICLE II

PURCHASE AND SALE
Section 2.01 Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.
Section 2.02 Purchase Price.  As consideration for the sale of the Shares, Buyer shall pay to Seller an amount equal to Ten Million Three Hundred Fourteen Thousand One Hundred Forty-One Dollars ($10,314,141) (the “Purchase Price”) subject to the any Post-Closing Adjustments, by delivery of the Down Payment and the Promissory Note.
Section 2.03 Deliveries at the Closing.
(a)	At the Closing, Buyer shall:
(i) deliver to Seller the sum of Three Million Nine Hundred Thirty-Nine Thousand Nine Hundred Forty-One Dollars ($3,939,941) as a down payment on the Purchase Price (the “Down Payment”), by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to the Closing Date; and
(ii) execute and deliver to Seller (and cause the Guarantor and his appropriate Affiliate(s) to execute and deliver to Seller) the Guarantee and the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer (or which Buyer is required to cause to be delivered) at or prior to the Closing pursuant to Section 7.03 of this Agreement.
(b)	At the Closing, Seller shall:
(i) deliver to Buyer stock certificates (or other customary indicia of ownership) evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and
(ii) execute and deliver to Buyer the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller (or which Seller are required to cause to be delivered) at or prior to the Closing pursuant to Section 7.03 of this Agreement.
Section 2.04 Purchase Price Adjustment.

(a)	Post-Closing Adjustments. The Purchase Price shall be increased by, and the Buyer shall pay to the Seller, the amount by which the sum of the Closing Working

Capital plus the Machinery and Equipment exceeds the Target Amount.  The Purchase Price shall be decreased by, and the Seller shall pay to the Buyer, the amount by which the Target Amount exceeds the sum of the Closing Working Capital plus the Machinery and Equipment.

(b)
Post-Closing Adjustment Statement.  Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth its calculation of the Post-Closing Adjustments to the Purchase Price, including all of the components of the same in reasonable detail and of any Cash at Closing and of any payment due to Seller or Buyer (the “Statement”).

(c)	Examination and Review.
(i) Examination.  Buyer shall have thirty (30) days to review and object to the Statement (the “Review Period”).
(ii) Objection.  On or prior to the last day of the Review Period, the Buyer may object to the Statement by delivering to Seller a written statement setting forth the Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for the disagreement therewith (the “Statement of Objections”).  If the Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Adjustment as reflected in the Statement shall be deemed to have been accepted by the Buyer.  If the Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Statement with such changes as may have been previously agreed in writing by Buyer and the Seller, shall be final and binding.
(iii) Resolution of Disputes.  If the Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of HoganTaylor, Tulsa, Oklahoma or, if HoganTaylor is unable to serve, Buyer and the Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (in either case, the “Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to Post-Closing Adjustment and the Statement as necessary.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Statement and the Statement of Objections, respectively.
(iv) Fees of the Accountants.  The costs, fees and expenses of the Accountants shall be borne equally by Buyer and Seller.
(v) Determination by Accountants.  The Accountants shall make a determination as soon as practicable, and in any case within thirty (30) days after their engagement (or such other time as the parties hereto shall agree in writing), and their resolution of the Disputed Amounts and their adjustments to the Statement and the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(vi) Payments of Post-Closing Adjustment.  Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall be due within five (5) days of the date such Post-Closing Adjustment is finally determined in accordance with the provisions of this Section 2.04. If the Post-Closing Adjustment is a decrease in the Purchase Price, then Seller shall pay such decrease to Buyer (which payment may, if Buyer agrees, be treated as if it were a voluntary prepayment by Buyer under the Promissory Note to be applied against installments payable thereon in the order in which they become due).  If the Post-Closing Adjustment is an increase in the Purchase Price, the Buyer shall pay such increase to the Seller.  All payments required to be made hereunder shall be made by wire transfer of immediately available funds within five (5) days after the Post-Closing Adjustment determination to such account as is directed by the recipient of the payment and, if not paid, within such time, shall bear interest from the date of determination to and including the date of payment at the rate equal to six percent (6%) per annum above the Applicable Federal Rate, as of the Closing Date, for long-term loans payable annually, calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.
(d)	Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.05 Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Tulsa, Oklahoma time, on a date designated in writing by Seller to Buyer which is no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Seller in Tulsa, Oklahoma, or at such other time or on such other date or at such other place as the Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.06 Collateral Agreements.
(a)
Agreement to Form.  Within forty-five (45) days of the Effective Date Buyer and Seller will agree to the terms of various mortgages, security agreements, subordination agreements, pledge agreements and account control agreements (collectively, the “Collateral Agreements”) under which Buyer, Guarantor and this Affiliate will grant Seller at Closing the following liens and security interests:

(i) a first priority security interest in Guarantor’s securities account with Charles Schwab, having a fair market value of One Million Five Hundred Thousand Dollars ($1,500,000) on the Closing Date;

(ii) a first priority security interest in the Two Million Five Hundred and Two Thousand Nine Hundred and Two (2,502,902) shares of Seller’s common stock owned by Guarantor;
(iii) a second lien on the real properties owned by the Companies, the Guarantor or their Affiliates as described on Schedule 2.06 hereto; and
(iv) a second lien on any other assets of the Companies or on the equity of the Buyer.
(b)	Release Amounts. The Seller has agreed that it will release certain items of collateral upon the payment of certain agreed amounts on the Note as set forth on Schedule 2.06.
(c)	Amendment to Agreement. The Buyer and Seller will in due course amend this Agreement to attach the agreed form of the Collateral Agreements to this Agreement as Exhibits.
Section 2.07 As-Is, Where-Is.  BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL CONVEY TO BUYER AND BUYER SHALL ACCEPT THE SHARES, THE COMPANIES AND THEIR BUSINESSES AND ASSETS AS-IS WHERE-IS, WITH ALL FAULTS, SUBJECT ONLY TO SELLER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES SET FORTH IN THIS AGREEMENT.  BUYER ACKNOWLEDGES THAT IT IS A OWNED AND CONTROLLED BY GUARANTOR, WHO IS AN OFFICER AND DIRECTOR OF SELLER WHO HAS PARTICIPATED IN THE MANAGEMENT AND AFFAIRS OF THE COMPANIES ON AN ON-GOING BASIS AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER IS RELYING SOLELY ON ITS OWN, AND GUARANTOR’S, KNOWLEDGE AND EXPERTISE AND THAT THEY WILL MAKE SUCH OWN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE ACCURACY OF ANY DOCUMENTS AND INFORMATION PROVIDED BY SELLER AS THEY SHALL DEEM NECESSARY OR APPROPRIATE.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
To induce Buyer to enter into this Agreement and for Buyer’s reliance, Seller hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.
Section 3.01 Organization and Authority of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oklahoma. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery by Seller of this Agreement and the other Transaction Documents, the performance by Seller of its obligations hereunder and the consummation by Seller of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Seller other than the obtaining of Shareholder Approval. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer and Shareholder Approval) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.02 Organization, Authority and Qualification of the Companies.
(a)
Tulsat is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  A copy of Tulsat’s Articles of Organization and Operating Agreement have been delivered to the Buyer.

(b)
NCS is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  A copy of NCS’ Articles or Certificate of Incorporation and its Bylaws have been delivered to the Buyer.

(c)
Addvantage Missouri is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  A copy of Addvantage Missouri’s Articles or Certificate of Incorporation has been delivered to the Buyer.

(d)
Addvantage Texas is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  A copy of Addvantage Texas’ Articles or Certificate of Incorporation and its Bylaws have been delivered to the Buyer.

(e)
Tulsat-Atlanta is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  A copy of Tulsat-Atlanta’s Articles of Organization and Operating Agreement have been delivered to the Buyer.

Section 3.03 Capitalization.

(a)
There are 2,000 outstanding membership interests in Tulsat (“Tulsat Equity Interests”). The authorized capital stock of the NCS consists of 100,000 shares of common stock, par value $5.00 per share (“NCS Common Stock”), of which 100,000 shares are issued and outstanding.  The authorized capital stock of the Addvantage Missouri consists of 30,000 shares of common stock, par value $1.00 per share (“Addvantage Missouri

Common Stock”), of which 500 shares are issued and outstanding. The authorized capital stock of the Addvantage Texas consists of 1,000 shares of common stock, par value $1.00 (“Addvantage Texas Common Stock”), of which 1,000 shares are issued and outstanding. There are 2,000 outstanding membership interests in Tulsat-Atlanta (“Tulsat-Atlanta Equity Interests”), which, together with the Tulsat Equity Interests, NCS Common Stock, Addvantage Missouri Common Stock, and Addvantage Texas Common Stock, constitute all of the Shares.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances.  Upon consummation of the Contemplated Transactions, Buyer shall own all of the Shares, free and clear of all Encumbrances, other than any Encumbrances placed on the Shares by Buyer.

(b)
All of the Shares were issued in compliance with applicable Laws.  None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or any Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)
There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or membership interests of any Company or obligating Seller or any Company to issue or sell any shares of capital stock or membership interests of, or any other interest in, any Company.  The Companies do not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Non-Contravention.  The execution, delivery, and performance of this Agreement by Seller, and the consummation by Seller of Contemplated Transactions do not and will not: (i) subject to obtaining the Shareholder Approval, contravene or conflict with, or result in any violation or breach of, the certificate of incorporation, by-laws or other organizational documents of Seller or any Company; (ii) assuming that all Consents contemplated by clauses (i) through (iii) of Section 3.05 have been obtained or made, conflict with or violate any Law applicable to the Seller or any Company, or any of their respective properties or assets; or (iii) result in the creation or imposition of any Encumbrance on any properties or assets of a Company.
Section 3.05 Consents.  Except as set forth on Schedule 3.05, no consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to any Person (any of the foregoing being a “Consent”), including any Governmental Authority is required to be obtained or made by the Seller in connection with the execution, delivery, and performance by the Seller of this Agreement or the consummation by the Seller of the Contemplated Transactions, except for: (i) the filing of the Seller Proxy Statement in definitive form with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ National Market; and (iii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller or any Company.
Section 3.06 Special Committee Approval.  Seller’s Special Committee, by resolutions duly adopted by a unanimous vote at a meeting of all members of the Special Committee duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the Contemplated Transactions, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Seller, Seller’s Shareholders and Seller’s Minority Shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the Contemplated Transactions, upon the terms and subject to the conditions set forth herein; (iii) directed that the Contemplated Transactions be submitted to a vote of the Seller’s Shareholders and Minority Shareholders for adoption at the Shareholder Meeting; and (iv) resolved to recommend that Seller’s Shareholders and Minority Shareholders vote in favor of approving the Contemplated Transactions.
Section 3.07 Legal Proceedings.  There are no Actions pending or, to Seller’s Knowledge, threatened against or by a Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions.
Section 3.08 Tax Matters.

(a)
Except as set forth in Schedule 3.08, each of the Companies has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes due and owing by the Companies (whether or not shown on any Tax Returns) have been paid and all accrued and unpaid Taxes as of the Closing Date will not exceed the liability on the financial statements for Taxes as adjusted for operations and transactions through the Closing Date, and the provision for Taxes in the Financial Statements is sufficient for all accrued and unpaid Taxes as of the respective dates thereof.

(b)
Seller has delivered to Buyer true and complete copies of the federal income tax returns of Seller and its consolidated subsidiaries, including the Companies, as filed with the United States Internal Revenue Service for each of the fiscal years ended September 30, 2015, September 30, 2016, and September 30, 2017, respectively, and all examination reports, and statements of deficiencies assessed against or agreed to by the Companies with respect to such taxable periods.  Each of such returns was prepared, in conformity with information contained in the books and records of Seller and its consolidated subsidiaries, including the Companies.  Except as set forth in Schedule 3.08, the provision for Taxes on each of the financial statements referenced in Section 3.08 is sufficient and reflects accounting for income Taxes consistent with the requirements of ASC 740, Seller has taken no uncertain tax position, all Taxes (whether or not shown on any tax return, including, without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees’ income withholding, social security and unemployment taxes imposed by the United States, any state or any foreign country, or by any other taxing authority, which have become due or payable by the Seller or any of its subsidiaries, including the Companies, and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account;

all deposits required by law to be made by Seller or any of its subsidiaries, including the Companies, with respect to estimated income, franchise and employees’ withholding taxes have been duly made; and all tax returns, including estimated tax returns, required to be filed have been duly filed.

(c)
Except as set forth in Schedule 3.08, the federal and state income tax returns of Seller and its consolidated subsidiaries, including the Companies, have never been audited, assessed deficiencies or agreed to a tax adjustment.  Schedule 3.08 also sets forth a list of those states in which income, franchise or sales and use tax returns were filed by Seller and its consolidated subsidiaries, or by any of the Companies, during the last five (5) franchise tax years, and no claim has ever been made by an authority in a jurisdiction where the Companies do not file Tax Returns that any Company is or may be subject to taxation by that jurisdiction.

(d)	Except as set forth on Schedule 3.08:
(i)	None of the Companies has consented to extend the time or waived the statute of limitations in relation to any Tax that may be assessed or collected by any taxing authority;
(ii)	None of the Companies has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;
(iii)	There is no action, suit, taxing authority proceeding or audit now in progress or pending against or with respect to the Companies with respect to any Tax;
(iv)
None of the assets of any Company constitutes tax-exempt bond financing property within the meaning of Section 168 of the Code, and none of such assets is subject to a lease, safe harbor lease or other contract as a result of which such Company is not treated as the owner for U.S. federal income Tax purposes;

(v)
None of the Companies has been a member of an Affiliated Group (other than a group of which Seller is or was the parent) or has any Liability for Taxes of any Person (other than the Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise);

(vi)	None of the Companies is a party to or bound by any Tax allocation or Tax sharing agreement;
(vii)	There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Companies;
(viii)
Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party;

(ix)
No Company is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law) and (B) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or foreign Tax law);

(x)	None of the Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);
(xi)	Seller is a not “foreign person” within the meaning of Section 1445 of the Code;
(xii)
None of the Companies nor Seller will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding, or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) deferred intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign tax laws); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) any election under Section 108(i) of the Code or comparable provisions of state, local or foreign Tax laws;

(xiii)	None of the Companies has entered into any “reportable transactions” as defined in the Treasury Regulations; and
(xiv)
None of the Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

Section 3.09 Seller Not a Creditor of, or Debtor, to the Companies.  Except as set forth in Schedule 3.09, Seller (a) is not the holder of any debt, account or note payable by any of the Companies; (b) is not indebted to any of the Companies for the payment of any debt, account or note receivable; and (c) owns no property or rights, tangible or intangible, used in or related, directly or indirectly, to the Restricted Business other than by reason of the Benefit Plans and its provision of administrative services to the Companies and their employees.
Section 3.10 Benefit Plans.  Except as set forth on Schedule 3.10, Seller and each of the Companies is in compliance in all material respects with all reporting and disclosure requirements applicable to it and to each Pension Plan and each Welfare Plan adopted and administered by it under the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all Department of Labor and Internal Revenue Service regulations promulgated thereunder.  For purposes of this Section, “Pension Plan” means and includes each “employee pension benefit plan” (within the meaning of Section 3(2)(A) of ERISA) maintained by Seller or the Companies, or any of them for the benefit of individual employed by any of the Companies, and “Welfare Plans” means and includes each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) maintained by Seller or the Companies, or any of them for the benefit of individual employed by any of the Companies.

(a)
All of the Pension Plans and Welfare Plans (each, a “Plan” and, collectively, the “Plans”) maintained by or for the benefit of any of the Companies, or its or their employees, are listed and described in Schedule 3.10.  There is no outstanding liability of any of the Companies to any Plan (other than payroll deduction contributions not yet remitted to the Plan trustee), and Seller knows of any potential liabilities in connection therewith.  Schedule 3.10 sets forth on a Plan by Plan basis, the present value of benefits payable as of the date hereof, presently or in the future, to individuals employed by any of the Companies under each unfunded Plan.  Seller has provided Buyer with (i) true and complete copies of each Plan and all amendments thereto (or, if not written, a summary of its terms); (ii) any related trust agreement or other funding agreement, including, but not limited to, insurance contracts; (iii) the most recent IRS determination letter, if applicable; (iv) any summary plan description and other material written communication (or a description of any material oral communications) by Seller or the Companies to individuals employed by any of the Companies concerning the benefits provided under the Plan; and (v) the most recent financial statements and last three (3) Form 5500 annual reports (including attached schedules).

(b)
For each Plan that is intended to satisfy the provisions of Section 401(a) of the Code, (i) such Plan has been timely amended to comply with changes in applicable law and regulatory guidance; (ii) Seller and/or the Companies have obtained a favorable determination letter from the IRS to such effect; (iii) none of the determination letters has been revoked by the IRS, nor has the IRS given any indication to Seller or the Companies that it intends to revoke any such determination letter; (iv) no such employee pension benefit plan is subject to Title IV of ERISA or Sections 412(n) or 430 of the Code; and (v) no prohibited transaction within the meaning of Section 406 of ERISA has occurred with respect to any employee pension benefit plan and no tax has been imposed pursuant to Section 4975 or 4976 of the Code in respect thereof.

(c)
Except as set forth in Schedule 3.10, each Plan has been maintained, funded and administered in accordance with their terms and comply in form and in application in all material respects with the applicable requirements of applicable laws, including, but not limited to, ERISA and the Code.  No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(d)
No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or, to Seller’s Knowledge threatened, against any fiduciary of the Plans.  None of the Plans, nor any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any govern-mental or quasi-governmental agency and there are no actions, suits or claims pending (other than for benefits in the normal course), pending, or to Seller’s Knowledge threatened, and Seller has no Knowledge of any facts which could give rise to any action, suit or claim, against any Plan or any of the Companies, which might subject any of the Companies to any material liability.

(e)	Each Plan that is intended to meet the requirements of tax-favored status under Part III of Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

(f)
For each Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and, except as set forth in Schedule 3.10, Seller and the Companies have complied in all respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder and the Family and Medical Leave Act of 1994, and all regulations promulgated thereunder.

(g)
All contributions to, and payments from, the Plans which are required to have been made by Seller and the Companies and their Commonly Controlled Entities with respect to any period ending on or before the Closing Date, in accordance with such Plans, have been timely made.

(h)
Neither Seller, the Companies, nor any Commonly Controlled Entity has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plans that would affect any employee or terminated employee, manager or director of the Companies, Seller or any Commonly Controlled Entity.

(i)
Neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby will (i) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, manager, officer or employee under any of the Plans or (ii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(j)
None of the Plans, nor any of their related trusts, and none of the Companies nor any trustee, administrator or other “party in interest” or “disqualified person” (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to any Plan, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of any of the Companies therein, which could subject any of the Plans, their related trusts, any trustee, administrator or other fiduciary of any such Plan, any of the Companies, Buyer, or any other party dealing with the Plan, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code or which could have a material adverse effect on the assets, business or financial condition of any of the Companies.

(k)
Each of the Plans complies currently, and has complied in the past, both as to form and operation, in all material respects with its own terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations; all necessary governmental approvals and determinations for the Plan has been obtained, including where applicable, a favorable determination as to its qualification under Sections 401(a), and 501(a) of the Code; and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.  All amounts that are currently owing to plan participants, and contributions required to be made, to each of the Plans have been paid or contributed with respect to all periods prior to the Closing Date or provided for by adequate reserves on the Valuation Date Balance Sheet.

(l)
None of the Companies nor any other entity, including Seller, whether or not incorporated, which is deemed to be under “common control” (as defined in Section 414 of the Code, or 4001(b) of ERISA) with the Companies, or any of them (“Commonly Controlled Entity”), maintains or contributes to any “employee pension benefit plan” (within the meaning of Section 3(2)(A) of ERISA) ) that (a) is a “defined contribution plan” described in Section 3(34) of ERISA or Section 414(i) of the Code, or a “defined benefit plan” described in Section 3(35) of ERISA or Section 414(j) of the Code, and (b) gives rise, or will give rise, to any liability of any of the Companies for (i) any delinquent premium payments due under Section 4007 or ERISA with respect to any such defined benefit plan, or (ii) any unpaid minimum funding contributions that would result in the imposition of a lien on any assets of any of the Companies pursuant to Section 412(c)(11) of the Code or Section 302(c)(11) of ERISA.  None of the Companies, nor any Commonly Controlled Entity, including Seller, sponsors or sponsored, or maintains or maintained, any defined benefit plan that has been, or will be, terminated in a manner that would result in any liability of any of the Companies to the Pension Benefit Guaranty Corporation or that would result in the imposition of a lien on any assets of any of the Companies pursuant to Section 4068 of ERISA.  At no time during the five-year period immediately preceding the first day of the year in which the Closing Date occurs has any of the Companies or any Commonly Controlled Entity, including Seller, participated in or contributed to any “multi-employer plan” (within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code), or had an obligation to participate in or contribute to any such multi-employer plan.  No agreement subject to Section 4204 of ERISA has been entered into in connection with the transaction contemplated in the Agreement.  None of the Welfare Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, or director of any of the Companies.

(m)
All “health plans” and “group health plans” (as those terms are defined by the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”)) that Seller, or the Companies or any Commonly Controlled Entity sponsors are in compliance with all applicable requirements under HIPAA.  Specifically, but without limitation, all such health plans timely adopted the legally necessary policies and procedures, business associate agreements, and other required documentation to comply with privacy component of HIPAA and the regulations issued thereunder including but not limited to 45 CFR 160 and CFR Part 164 (“HIPAA Regulations”) as amended from time to time.  Neither Seller, the Companies, nor any Commonly Controlled Entity, nor any of their respective health plans or group health plans, have violated any applicable requirements of HIPAA or the HIPAA Regulations.

Section 3.11 Continuity of Representations and Update of Schedules.  Seller covenants and agrees to advise Buyer promptly, when Seller has Knowledge, of any material adverse change in or deviation or from any of the foregoing representations and warranties from the Effective Date through the Closing Date.  Seller agrees that, with respect to its representations and warranties contained in this Agreement, Seller shall, when Seller has Knowledge, supplement or amend the Schedules to this Agreement as of the Closing Date with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.01 Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oklahoma. Buyer has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery by Buyer of this Agreement and the other Transaction Documents, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer’s Directors. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and Shareholder Approval) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.02 Non-Contravention.  The execution, delivery, and performance of this Agreement by Buyer, and the consummation by Buyer of Contemplated Transactions do not and will not: (i), contravene or conflict with, or result in any violation or breach of, the Certificate of Incorporation and Bylaws and other organizational documents of Buyer; or (ii) assuming that all Consents contemplated by clauses (i) through (iii) of Section 4.03 have been obtained or made, conflict with or violate any Law applicable to Buyer, or any of their respective properties or assets.
Section 4.03 Governmental Consents.  No Consent of any Governmental Authority is required to be obtained or made by the Buyer in connection with the execution, delivery, and performance by the Buyer of this Agreement or the consummation by the Buyer of the Contemplated Transactions, except for: (i) the filing of the Seller Proxy Statement in definitive form with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ National Market; and (iii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer.
Section 4.04 Investment Purpose.  Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.05 Sufficiency of Funds.  Buyer has or, subject to Section 7.02(d) will have at the time of Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make the Down Payment and consummate the Contemplated Transactions.
Section 4.06 Legal Proceedings.  There are no Actions pending or, to Buyer's Knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.07 Sole Participant.  The Guarantor is the sole shareholder and director and president of the Buyer.  No other Shareholder owns any interest of any kind in Buyer, is a party to any contract, oral or written, with Buyer or is a participant of any kind, whether as a lender, service provider, agent or otherwise, in the Buyer or its business.
Section 4.08 C Corporation Status.  Buyer has elected and is a valid “C Corporation” under the Code and will maintain such status through the making of the 338(h)(10) election described in Section 6.09.
ARTICLE V

COVENANTS
Section 5.01 Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller shall, and shall cause each Company to conduct the business of the Companies in the ordinary course of business consistent with past practice and use reasonable efforts to maintain and preserve intact the current organization, business and franchise of each Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with any Company;  provided, however, that on or about the Closing Date, and prior to consummating the Contemplated Transaction each of the Companies shall declare and pay to Seller, as the sole shareholder of the Companies, a dividend or distribution in an amount equal to all of the Cash held by such Company.
Section 5.02 Access to Information.  From the date hereof until the Closing, Seller shall, and shall cause each Company to afford Buyer and its representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts and other documents and data related to the Companies.
Section 5.03 Shareholder Meeting; Proxy Material.
(a) Seller shall take all action necessary to duly call, give notice of, convene, and hold the Shareholder Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Seller shall mail the Seller Proxy Statement to Shareholders in advance of such meeting. Unless Seller’s Board of Directors shall have effected an Adverse Recommendation Change as permitted by Section 5.04 hereof, the Seller Proxy Statement shall include the Board of Director’s recommendation of the adoption of this Agreement and the approval of the Contemplated Transactions. Subject to Section 5.04 hereof,

Seller shall use reasonable best efforts to: (i) solicit from the Shareholders proxies in favor of the adoption of this Agreement and approval of the Contemplated Transactions; and (ii) take all other actions necessary or advisable to secure the Shareholder Approval. Seller shall not submit any other proposals for approval at the Shareholder Meeting without the prior written consent of Buyer. Seller shall keep Buyer updated with respect to proxy solicitation results as requested by Buyer. Once the Shareholders Meeting has been called and noticed, Seller shall not postpone or adjourn the Shareholders Meeting without the consent of Buyer (other than: (A) in order to obtain a quorum of its Shareholders or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Seller Proxy Statement for compliance with applicable legal requirements). If the Board of Directors makes an Adverse Recommendation Change, it will not alter the obligation of Seller to submit the adoption of this Agreement and the approval of the Contemplated Transactions to the Shareholders at the Shareholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.
(b) In connection with the Shareholder Meeting, as soon as reasonably practicable following the date of this Agreement, Seller shall prepare and file the Seller Proxy Statement with the SEC. Seller shall not file the Seller Proxy Statement, or any amendment or supplement thereto, without providing Buyer a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Seller). Seller shall use commercially reasonable efforts to cause the Seller Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the Shareholders and at the time of the Shareholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Seller shall use commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Seller Proxy Statement as promptly as practicable after receipt thereof and to cause the Seller Proxy Statement in definitive form to be cleared by the SEC and mailed to the Shareholders as promptly as reasonably practicable following filing with the SEC. Seller agrees to consult with Buyer prior to responding to SEC comments with respect to the preliminary Seller Proxy Statement. Seller agrees to correct any information which shall have become false or misleading and shall promptly prepare and mail to the Shareholders an amendment or supplement setting forth such correction. Seller shall as soon as reasonably practicable: (i) notify Buyer of the receipt of any comments from the SEC with respect to the Seller Proxy Statement and any request by the SEC for any amendment to the Seller Proxy Statement or for additional information; and (ii) provide Buyer with copies of all written correspondence between Seller, on the one hand, and the SEC, on the other hand, with respect to the Seller Proxy Statement. Buyer shall cooperate fully with Seller, as requested by Seller, in all aspects of the preparation of the Seller Proxy Statement, shall advise Seller promptly upon discovery of any false or misleading information concerning Buyer or Buyer’s intentions in the Seller Proxy Statement and shall assist Seller, as requested by Seller, in reviewing and responding to SEC comments regarding the Seller Proxy Statement.
Section 5.04 No Solicitation of Other Bids.

(a)
Seller shall not, and, shall not authorize or permit any of its Affiliates (including a Company) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a third-party Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible third-party Acquisition

Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a third-party Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including a Company) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a third-party Acquisition Proposal.

(b)
Notwithstanding anything to the contrary in this Agreement, prior to obtaining Shareholder Approval, Seller and Seller’s Board of Directors may take any actions described in clause (ii) of Section 5.04(a) with respect to a third party if (x) Seller receives a written Acquisition Proposal with respect to Seller from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 5.04) and (y) such proposal constitutes, or Seller’s Board of Directors determines in good faith that such proposal could reasonably be expected to lead to, a Superior Proposal. Nothing contained in this Section 5.04 shall prohibit Seller or Seller’s Board of Directors from taking and disclosing to the Shareholders a position with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if Seller’s Board of Directors has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary obligations to the Shareholders or would violate applicable Law; provided, that this sentence shall not permit Seller’s Board of Directors to make an Adverse Recommendation Change, except to the extent permitted by Section 5.04(c) or Section 5.04(d).

(c)
Notwithstanding the foregoing, at any time prior to obtaining Shareholder Approval, and subject to Seller’s compliance at all times with the provisions of this Section 5.04 (other than immaterial non-compliance), in response to a Superior Proposal that has not been withdrawn and did not result from a breach of Section 5.04(a) or Section 5.04(b), Seller’s Board of Directors may make an Adverse Recommendation Change; provided, however, that Seller may not make an Adverse Recommendation Change in response to a Superior Proposal with respect to Seller (x) until two (2) days after Seller provides written notice to Buyer advising Buyer that Seller’s Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein) and (y) unless Seller’s Board of Directors determines in good faith that the failure to make an Adverse Recommendation Change could be a breach of its fiduciary obligations to the Shareholders.

(d)
Notwithstanding the foregoing, at any time prior to obtaining Shareholder Approval, following any Intervening Event, Seller’s Board of Directors may make an Adverse Recommendation Change after Seller’s Board of Directors (i) determines in good faith that the failure to make such an Adverse Recommendation Change in response to such Intervening Event could be a breach of its fiduciary obligations to the Shareholders; (ii) determines in good faith that the reasons for making such an Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to

Seller; and (iii) provides written notice to Buyer (a "Notice of Change") advising Buyer that Seller’s Board of Directors is contemplating making an Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that Seller’s Board of Directors may not make such an Adverse Recommendation Change until the second (2nd) day after receipt by Buyer of a Notice of Change.

(e)
The parties agree that in addition to the obligations of Seller set forth in paragraphs (a) through (d) of this Section 5.04, as promptly as practicable after receipt thereof, and in any event within forty-eight (48) hours, Seller, shall advise Buyer in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Seller shall promptly provide to Buyer copies of any written materials received by Seller in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Seller agrees that it shall simultaneously provide to Buyer any non-public information concerning itself or its Affiliates provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Buyer; provided, that Buyer shall, as a condition to its receipt of such non-public information, enter into any confidentiality, non-disclosure or non-use covenant as Seller shall reasonably request.

Section 5.05 Notice of Certain Events.
(a)	From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:
(i)
any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; and
(iii)	any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions.
Section 5.06 Resignations.  Seller shall cause to be delivered to Buyer written resignations, effective as of the Closing Date, of the officers and directors of each Company.
Section 5.07 Non-Competition; Non-Solicitation; Buyer Standstill.

(a)
During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between a Company and customers or suppliers of such Company.  Notwithstanding the foregoing, Seller or its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.  Notwithstanding the restrictions recited in items (i) and (ii) of this Section 5.07(a), Buyer and Seller acknowledge that there is some existing overlap between the current Cable TV business-related products sold by the Companies and certain products sold and serviced by Seller’s Nave Communications and occasionally by its Triton Datacom subsidiaries.  Since some of the technologies employed in the core networks of certain CATV- and telecom-network providers are common to both, Buyer and Seller agree that Seller may occasionally engage in conduct technically prohibited by item (i) of this Section 5.07(a) or have an interest in a Person occasionally engaged in such conduct, provided that (A) such conduct is not, in Buyer’s reasonable opinion, materially adverse to Buyer’s ownership and operation of the Restricted Business and (B) Seller shall, upon demand by Buyer, immediately cease and desist from continuing to engage in such conduct or shall divest itself from its interest in any Person which is engaging therein.

(b)
During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any employee of a Company or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by a Company or Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)
During the Restricted Period, neither Buyer nor any of its Affiliates will, individually or collectively, directly or indirectly (including, without limitation, agreeing or advising, assisting or encouraging, or providing information or financing to others to) unless specifically requested in writing in advance by Seller:

(i)
Acquire, or agree, offer, seek or propose to acquire (or request permission to do so), from any Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership, limited partnership or other or otherwise, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) any equity securities of Seller, or direct or indirect rights (including convertible securities) or options or warrants to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights or options with any Person that so acquires, offers to acquire or agrees to acquire);

(ii)
make, or in any way participate in, directly or indirectly, any solicitation of proxies to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), become a participant in any election contest (as such terms are defined in Rule 14a-11 promulgated under the Exchange Act) or initiate, propose or otherwise solicit shareholders of Seller for the approval of any shareholder proposals (or request permission to do so), in each case with respect to Seller; provided, however, that the foregoing shall not apply to any person who is a member of the Board of Directors of Seller acting in his capacity as a director of Seller with respect to matters approved by a majority of Seller’s Board;

(iii)	form, join, in any way participate in, or encourage the formation of, a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Seller;
(iv)
deposit any securities of Seller into a voting trust, or subject any securities of Seller to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect;

(v)	alone or in concert with others, seek, propose, encourage or support any effort, to influence or control the management, Board of Directors, business, policies, affairs or actions of Seller;
(vi)	sell or transfer any voting securities of Seller to any Person except for sales or transfers receiving the prior approval of the Board of Directors;
(vii)	request Seller (or any directors, officers, employees or agents of Seller), directly or indirectly, to amend, waive or modify any provision of this Section 5.07(c); or
(viii)
enter into any discussions, negotiations, arrangements or understandings with any party other than Seller or its advisors, or make any public announcement, with respect to any matters set forth in Section 5.07(c)(i) – (vii).

If, at any time during the Restricted Period, Buyer or Buyer’s Affiliate is approached by any Person concerning Buyer or its Affiliate’s participation in a transaction involving Seller’s assets or businesses or securities issued by Seller or concerning any of the activities prohibited to Buyer or its Affiliate under this Section 5.07(c), Buyer will immediately inform Seller in writing of the nature of such contact and the parties thereto.
(d)
Each of Seller and Buyer acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to the other, for which monetary damages would not be an adequate remedy, and each hereby agrees that in the event of a breach or a threatened breach by it of any such obligations, the other shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

      (e)         Each of Seller and Buyer acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the other’s legitimate interests and constitute a material inducement for each to enter into this Agreement and consummate the Contemplated Transactions.  In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 5.08 Governmental Approvals and Consents.
(a)
Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  Neither Seller nor Buyer shall willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  Buyer shall reasonably cooperate with Seller in connection with the timely filing with the SEC of a Current Report on Form 8-K, reporting the signing of this Agreement and the completion of the Contemplated Transactions.

(b)	Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties.
(c)
Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Contemplated Transactions or any Transaction Document.

(d)
All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Contemplated Transactions (but, for the avoidance of doubt, not including any interactions between Seller or a Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information the disclosure of which is prohibited by the provisions of any agreement to which any of the Companies is bound) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.09 Books and Records.
(a)
In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)	retain the books and records (including personnel files) of the Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies; and
(ii)	upon reasonable notice, afford the representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records;
provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.
(b)
In order to facilitate the resolution of any claims made by or against or incurred by Buyer or a Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall:

(i)	retain the books and records (including personnel files) of Seller which relate to the Companies and their operations for periods prior to the Closing; and
(ii)
upon reasonable notice, afford the representatives of Buyer or a Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.
(c)
Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Closing Conditions.  From the date hereof until the Closing, each party hereto shall, and Seller shall cause each Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 5.11 Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 5.12 Employees; Benefit Plans.  At Closing, Buyer shall have established benefit plans providing employee benefits substantially similar to those provided by the existing Benefit Plans to be maintained for the benefit of employees of the Companies.

Section 5.13 Seller Due Diligence.  Prior to Closing, Seller shall perform due diligence on Buyer’s and Guarantor’s financial position and Buyer’s and Guarantor’s ability to make payments under the Note as they come due. Buyer shall assist Seller in Seller’s performance of such due diligence and shall allow Seller to inspect Buyer’s books and records which relate to Buyer’s and Guarantor’s financial position.
Section 5.14 Further Assurances.  Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.
ARTICLE VI

TAX MATTERS
Section 6.01 Tax Covenants.
(a)
Without the prior written consent of Buyer (which shall not be unreasonably withheld), Seller (and, prior to the Closing, the Companies, their Affiliates and their respective representatives) shall not, to the extent it may affect, or relate to, the Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or a Company in respect of any Post-Closing Tax Period.

(b)
All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any Real Property transfer Tax and any other similar Tax) shall be borne equally by Buyer and Seller, and paid by Seller when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)
Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by a Company after the Closing Date with respect to a Pre-Closing Tax Period.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by the Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return.  If Buyer objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items.  If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Seller of such notice, the disputed items shall be resolved by the Accountants and any determination by the Accountants shall be final.  The Accountants shall resolve any disputed items within thirty (30) days of having the item referred to it pursuant to such procedures as it may require.  If the Accountants are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Accountant’s resolution.  The costs, fees and expenses of the Accountant’s shall be borne equally by Buyer and Seller.  The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(d)
Each Tulsat and Tulsat-Atlanta (collectively, the “SMLLC’s”) has been treated since formation, and will continue to be treated through the Closing, as a wholly-owned single member  limited liability company “disregarded entity” for income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii).  No other election is pending to change the income Tax treatment of either SMLLC, and no Governmental Authority has challenged either SMLLC’s status as a disregarded entity.  Prior to Closing, Seller shall not, or permit either SMLLC to, take or allow any action that would result in the change of their status as a “disregarded entity” within the meaning of Code Section 301.7701-3.

(e)
Seller shall be responsible for and reimburse Buyer with fifteen (15) days with respect to (i) any and all Taxes imposed on any of the Companies or for which any such Company may otherwise be liable for any date prior to and including the Closing Date, by a closing of the books as of the Closing Date, including that may flow from consummation of the Contemplated Transactions including, without limitation, recognized deferred intercompany gains under Treasury Regulations Section 1.1502-13, recognized excess loss accounts under Treasury Regulations Section 1.1502-19 and (ii) any and all Taxes assessed, by audit or otherwise, for any period prior to the Closing Date.  Tax attributes shall be allocated between the Companies and Seller and its Affiliates to the particular entity that originated such item.  The parties shall cooperate in good faith connection with any carryback claims made after the Closing Date.

(f)
Seller and its Affiliates, other than the Companies, shall jointly and severally indemnify the Buyer and the Companies and hold them harmless from and against, any Losses attributable to (i) any and all Taxes imposed on any of the Companies or for which any such Company may otherwise be liable for any date prior to and including the Closing Date; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation; (iii) any and all Taxes of any person (other than the Companies) imposed on the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; and (iv) any Taxes resulting from a breach of representations and warranties set forth in Section 3.08.

Section 6.02 Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon a Company shall be terminated as of the Closing Date.  After such date neither the Companies, Seller nor any of Seller’s Affiliates and their respective representatives shall have any further rights or liabilities thereunder.

Section 6.03 Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)	in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)
in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04 Responsibility for Tax Audits and Contests.  The Seller shall control any audit or contest with respect to income Taxes for a pre-Closing Date tax period or, with respect to all other Taxes, for a period ending on or before the Closing Date and the Buyer shall control any other audit or contest; provided, however, that the party with the greater potential Tax liability shall control any audit or contest with respect to a year during which a Straddle Period occurs; provided further, that the party so in control of an audit or contest with respect to a Straddle Period shall allow the other party to participate at such other party’s cost and expense.  The party in control of an audit or controversy shall keep the other party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings).  Neither party shall settle any audit or contest in a way that would adversely affect the other party without the other party’s written consent, which the other party shall not unreasonably withhold.  The parties shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.
Section 6.05 Treatment of Indemnification Payments.  Any payments made for indemnification pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 6.06 Survival.  Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in Section 3.08 and the provisions of this Article VI shall survive for the applicable statutes of limitations, giving effect to any waiver, plus sixty (60) days.
Section 6.07 Conflict.  In the event of a conflict or overlap between the provisions of this Article VI and any other provision of this Agreement, this Article VI shall control.
Section 6.08 Cooperation and Exchange of Information.  Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of a Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.  Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.  Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the

Companies for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.
Section 6.09 Section 338(h)(10) Election.
(a) Election.  The Companies and Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Companies hereunder (collectively, a “Section 338(h)(10) Election”)
(b) Allocation of Purchase Price.  Seller and Buyer agree that the Purchase Price shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule.”)  The final Allocation Schedule shall be prepared by Seller and delivered to the Buyer within sixty (60) days following the Closing Date for its approval.  If the Buyer does not notify the Seller in writing of an objection to the Allocation Schedule within thirty (30) days of its delivery to the Buyer, then the Allocation Schedule as prepared by the Seller shall be deemed approved by Buyer. If the Buyer notifies Seller in writing within thirty (30) days of the delivery to the Buyer of the Allocation Schedule that the Buyer objects to one or more items reflected in the Allocation Schedule as being unreasonable and states the reason for such objection, the Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days of the delivery to Seller of the written objections of the Buyer, such dispute shall be resolved by the Accountants.  The fees and expenses of the Accountants shall be borne equally by Seller and Buyer.  Buyer, the Companies and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.  Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.01 Conditions to Obligations of All Parties.  The obligations of each party to consummate the Contemplated Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)
No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Contemplated Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Contemplated Transactions to be rescinded following completion thereof;
(b)
The parties shall have received all consents, authorizations, orders and approvals, if any, from the Governmental Authorities referred to in Section 3.05 or in Section 4.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked; and

(c)	Shareholder Approval shall have been obtained.
The condition in Section 7.01(c) above may not be waived or amended by Buyer or Seller.
Section 7.02 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the Contemplated Transactions shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
(a)
The representations and warranties of Seller shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)
Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)
No Action shall have been commenced or threatened against Buyer, Seller or any of the Companies, which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any of the Contemplated Transactions.

(d)
Buyer shall have obtained a binding and irrevocable commitment for financing the full amount of the Down Payment, which commitment shall not include or impose any terms or conditions which are unacceptable to Buyer.

(e)	No material adverse change in the Companies, their properties and assets, or prospects shall have occurred since the Effective Date.
(f)
Seller shall have provided Buyer with Certificates of Good Standing for each of the Companies, certified by the Secretary of State (or other appropriate government official) of the state in which such Company has been duly formed or organized, issued not more than ten (10) days prior to the Closing Date.

(g)
All mortgages, security interests, liens and other Encumbrances upon or against the properties and assets of the Companies and against the Shares, other than such mortgages, security interests, liens and Encumbrances as shall have been created by Buyer, shall have been released, and all material required approvals, consents and waivers to the Contemplated Transactions shall have been received.

(h)	Seller shall have made the Closing deliveries described in Section 2.03(b) and shall have delivered to Buyer the officer and director resignations contemplated and required by Section 5.06.
(i)
Buyer shall have received a certificate, dated the Closing Date and signed by Seller’s President or other duly authorized officer of Seller, stating that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(j)
Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that (i) attached thereto are true and complete copies of all resolutions adopted by Seller’s Board of Directors, Shareholders, and Minority Shareholders authorizing Seller’s execution and delivery of this Agreement by Seller’s President or other duly authorized officer, Seller’s performance of this Agreement and the other Transaction Documents, and the consummation of the Contemplated Transactions; and (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions.

(k)	Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.
(l)	Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.

Section 7.03 Conditions to Obligations of Seller.  The obligations of Seller to consummate the Contemplated Transactions shall be subject to the fulfillment or waiver by Seller, at or prior to the Closing, of each of the following conditions:

(a)	The representations and warranties of Buyer shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)
Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)	No Action shall have been commenced against Buyer, Seller or a Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)	Seller shall be satisfied that Buyer’s and Guarantor’s financial position is adequate to support Buyer’s obligations under this Agreement, including without limitation under the Promissory Note.
(e)	Buyer shall have made the Closing deliveries described in Section 2.03(a).
(f)
Seller shall have received a certificate, dated the Closing Date and signed by Buyer’s President or other duly authorized officer of Buyer, stating that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g)
Seller shall have received a certificate of Buyer’s Secretary certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer’s sole Director or Board of Directors authorizing Buyer’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions.

(h)	Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.
(i)	Seller shall have received a written “fairness opinion” regarding the fairness of the Purchase Price to the shareholders of Seller on terms reasonably satisfactory to Seller.
ARTICLE VIII

INDEMNIFICATION
Section 8.01 Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided that those representations, warranties and made by Seller (a) with respect to Tax Matters, Pension and Welfare Plans (Sections 3.12 and 3.15) and (b) in Article VI, Tax Matters, shall survive the Closing for such periods of time that the government agencies having jurisdiction over the subject matter of those representations, warranties and covenants may be empowered to assess a liability or deficiency with respect to any of the matters covered thereby.  All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI, which covenants and agreements are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02 Indemnification by Seller.  Subject to the other terms and conditions of this Article VIII, Seller shall indemnify, hold harmless, and defend each of Buyer and its Affiliates (including the Companies) and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees in any way based upon or arising out of, with respect to or by reason of:
(a)
any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

(c) the ownership, management or operation of the Companies and their respective businesses during all periods prior to, and including, the Closing Date except (i) to the extent directly related to the day-to-day operation of the Restricted Business by any of the Companies under the direction of the Guarantor, including without limitation for warranty claims arising in the ordinary course of the Companies’ respective businesses; (ii) to the extent the Loss is a liability or obligation provided for in the books and records of the Company or is a Current Liability; or (iii) to the extent the Loss is Known by the Buyer at or before the time of Closing.
Section 8.03 Indemnification by Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify, hold harmless, and defend Seller and its Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees in any way based upon or arising out of, with respect to or by reason of:

(a)
any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI); or

(c)
the ownership, management or operation of the Companies and their respective businesses during all periods subsequent to the Closing Date, including without limitation liabilities and obligations to employees and former employees of the Companies arising under the Benefit Plans for benefits payable after the Closing Date, whether arising under COBRA or otherwise.

Section 8.04 Indemnification Procedures.
(a)
A party making a claim for indemnification shall give the other party (“Putative Indemnitor”) written notice thereof describing the claim and the nature and amount of the alleged Loss, to the extent that the nature and amount thereof are then determinable (a “Claim Notice”) promptly after the party seeking indemnification (“Putative Indemnitee”) receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) by a third-party against or involving the Putative Indemnitee or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying the Putative Indemnitor shall not relieve the latter of its indemnification obligations, if any, hereunder, except to the extent that the defeat of such claim is materially prejudiced as a result of such failure.

(b)
With respect to the defense of any Proceeding against or involving a Putative Indemnitee in which the claimant seeks only the recovery of a sum of money for which indemnification is provided, at its option the party undertaking indemnification (“Indemnitor”) may select and appoint legal counsel to undertake such defense provided, within thirty (30) days following the receipt of notice of Proceeding the Indemnitor notifies the Party being indemnified (the “Indemnitee”) in writing that the former will assume the defense of such claim.

(c)
The Indemnitee shall be entitled to participate in the defense of the claim and to employ separate counsel of its choice for such purpose, at its own expense; provided, however, that notwithstanding the foregoing, the Indemnitor shall bear the fees and expenses of such separate counsel incurred prior to the date upon which the Indemnitor effectively assumes control of such defense.  If the Indemnitor fails to timely notify the Indemnitee that the Indemnitor elects to defend the Indemnitee pursuant to the preceding paragraph, or if the Indemnitor elects to defend the Indemnitee but fails to prosecute or settle the claim in a reasonable manner or if the Indemnitee reasonably objects to such election on the grounds that counsel for such Indemnitor cannot represent both the Indemnitee and the Indemnitor because such representation would be reasonably likely to result in a conflict of interest, then, the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnitor, the claim by all appropriate proceedings, which proceedings shall be promptly and reasonably prosecuted by the Indemnitee to a final conclusion, or settled.  In such a situation, the Indemnitee shall have full control of such defense and proceedings and the Indemnitor may participate in, but not control, any defense or settlement controlled by the Indemnitee pursuant to paragraph, and the Indemnitor shall bear its own costs and expenses with respect to such participation.
(d)
The Indemnitor must obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) prior to entering into any settlement of any claim or Proceeding or ceasing to defend any claim or Proceeding unless the proposed settlement involves only the payment of money damages and does not impose an injunctive or other equitable relief on the Indemnitee.

(e)
Any payment pursuant to a claim for which indemnification is due pursuant to this Agreement shall be made not later than thirty (30) days after receipt by a duly submitted Claim Notice, unless the claim is subject to defense as hereinabove contemplated, in which case payment shall be made not later than thirty (30) days after liability for and the amount of the claim is finally determined.

Section 8.05 Exclusive Remedies.
(a) Subject to Section 5.07 and Section 10.11 and except as provided therein, each of the parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of the other party in connection with the Contemplated Transactions) for matters described in Sections 8.02 or 8.03 or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII.
(b) In furtherance of the foregoing paragraph, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII.
(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if Seller is required to make a payment to Buyer pursuant to, or to satisfy, a claim or other Loss for which indemnification is due Buyer hereunder, Buyer shall have the right, in lieu of demanding or seeking to collect such payment, to set off the amount thereof against payments due pursuant to the Promissory Note as the same shall become due.
(d) Nothing in this Section 8.05 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent or criminal misconduct.

ARTICLE IX

TERMINATION
Section 9.01 Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)	by the mutual written consent of Seller and Buyer;
(b)	by Buyer by written notice to the Seller if:
(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of the Seller’s receipt of written notice of such breach from Buyer;
(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(iii) any Action shall have been commenced against Buyer, Seller or a Company, challenging the Contemplated Transactions.
(c)	by the Seller by written notice to Buyer if:
(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Seller;
(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2019, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing;
(iii) any Action shall have been commenced against Buyer, Seller or a Company, challenging the Contemplated Transactions;
(iv) after Seller’s performance of due diligence under Section 5.13, Seller is not satisfied that Buyer’s or Guarantor’s financial position is adequate to support Buyer’s obligations under this Agreement, including without limitation under the Promissory Note;

(v) at any time prior to Shareholder Approval (and subject to Section 9.02), in order to enter into a definitive agreement with a third party providing for a Superior Proposal, if in connection with such Superior Proposal, it has complied in all respects (other than immaterial non-compliance) with all the requirements of Section 5.04; or
(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Contemplated Transactions, and such Governmental Order shall have become final and non-appealable, or (iii) Buyer and Seller are unable to agree to the form of the Transition Services Agreement and of the Collateral Agreements within forty-five (45) days of the Effective Date.
Section 9.02 Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any pre-termination breach of any provision hereof.
ARTICLE X

MISCELLANEOUS
Section 10.01 Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Seller:	ADDvantage Technologies Group, Inc. 1221 E. Houston Broken Arrow, OK 74012
	Facsimile:	918-251-0792
	E-mail:	sfrancis@addvantagetech.com
with a copy to:	HALL ESTILL 320 South Boston Avenue

Suite 200 Tulsa, OK 74103-3706
	Facsimile:	918-594-0505
	E-mail:	dgustafson@hallestill.com
	Attention:	Del Gustafson, Esq.
If to Buyer:	Leveling 8 Inc 21553 E. Apache Street Catoosa, Oklahoma 74015
	E-mail:	dave@tulsat.com
with a copy to:	BARBER & BARTZ 525 S. Main Street, Suite 800 Tulsa, OK 74103
	Facsimile:	981-599-7756
	E-mail:	rbearer@barberbartz.com
	Attention:	Robert L. Bearer, Esq.

Section 10.03 Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.
Section 10.06 Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and the Exhibits, the statements in the body of this Agreement will control.
Section 10.07 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.
Section 10.08 No Third-Party Beneficiaries.  Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09 Amendment and Modification; Waiver.  Except for Section 7.01(c), which the parties may not amend or modify, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction).

(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OKLAHOMA IN EACH CASE LOCATED IN THE CITY AND COUNTY OF TULSA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF

(b)
PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Equitable Remedies.  Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement (including without limitation Sections 5.01, 5.04, and 5.07) would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
Section 10.12 Attorneys’ Fees.  In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.
Section 10.13 Cumulative Remedies.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 10.14 Time of the Essence.  Time shall be of the essence in this Agreement.
Section 10.15 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
“BUYER” LEVELING 8 INC
By: /s/David E. Chymiak Name: David E. Chymiak Title: President

“SELLER”
ADDVANTAGE TECHNOLOGIES GROUP, INC. By: /s/Joseph E. Hart Name: Joseph E. Hart Title: CEO

The undersigned hereby agrees to guarantee payment and performance, as and when due, of Buyer’s obligations under this Agreement.

/s/ David E. Chymiak
David E. Chymiak, an individual

EXHIBIT A

Form of Guaranty and Covenant Agreement

GUARANTY AND COVENANT AGREEMENT

THIS GUARANTY AND COVENANT AGREEMENT (the “Guaranty Agreement”) is made effective as of _____________, by David E. Chymiak, an individual residing at _______________ and The David E. Chymiak Trust (collectively, the “Guarantor”), in favor of ADDvantage Technologies Group, Inc., an Oklahoma corporation (the “Creditor”).
W I T N E S S E T H:

WHEREAS, Guarantor is the sole shareholder of Leveling 8 Inc, an Oklahoma corporation (“Debtor”) which has entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) of even date herewith pursuant to which Debtor will purchase from Creditor the stock and membership interests of certain companies (the “Companies”) owned by Creditor engaged in the cable equipment business; and
WHEREAS, in connection with the closing of the transaction contemplated by the Stock Purchase Agreement, the Debtor will, as partial consideration under the Stock Purchase Agreement, execute and deliver to Creditor its Promissory Note in the original principal amount of $6,375,000 (the “Note”) and certain other agreements related to Buyer’s purchase of the Companies (as defined in the Stock Purchase Agreement, the “Transaction Documents”); and
WHEREAS, Guarantor as the sole shareholder of the Debtor is willing to enter into certain covenants with Creditor; and
WHEREAS, in agreeing to enter into the Stock Purchase Agreement and to accept the Note and the Transaction Documents, the Creditor is relying, among other things, on the creditworthiness of the Guarantor, the sole shareholder of Debtor, and the covenants made by Guarantor in this Guaranty Agreement; and
WHEREAS, this Guaranty Agreement is executed and delivered to the Creditor by the Guarantor to induce the Creditor to enter into the Stock Purchase Agreement, to extend credit under the Note and to enter into the Transaction Documents;
NOW, THEREFORE, in consideration of the extension of credit by the Creditor to the Debtor as evidenced by the Note, and the benefits to be received by the Guarantor therefrom, it is agreed as follows:
1. The Guarantor hereby guarantees to the Creditor the absolute, complete and punctual payment and performance by Debtor when due of all amounts and obligations owing under (i) the Stock Purchase Agreement, (ii) the Note, whether principal, interest, default interest or otherwise, and whether due on the stated maturity date of the Note, pursuant to acceleration or otherwise, (iii) each of the Transaction Documents, (iv) any other past, present or future indebtedness of Debtor to Creditor arising under any contract or otherwise  and (v) all renewals, consolidations, modifications,
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amendments, increases and extensions of the foregoing, together with all expenses of collection thereof including reasonable attorneys' fees and expenses (the “Indebtedness”).  This Guaranty Agreement is an absolute, unconditional and continuing guaranty of payment and performance of the Indebtedness.  The obligations of the Guarantor hereunder will not terminate until the entire amount of the Indebtedness has been paid to the Creditor in full in current funds.  All moneys available to the Creditor for application in payment or reduction of the Indebtedness may be applied by the Creditor in such manner and in such amounts and at such time or times as the Creditor may see fit to the payment thereof as the Creditor may elect.
3. The Guarantor hereby consents to the following events and agrees that the Guarantor’s liability hereunder will not be released, reduced, impaired or affected by the occurrence of any one or more of the following events:  (a) the Creditor’s obtaining collateral from Debtor or any other person to secure payment of the Indebtedness; (b) the assumption of liability by any other person (whether as guarantor or otherwise) for payment of all or any portion of the Indebtedness; (c) the release, surrender, exchange, impairment, loss, termination, waiver or other discharge of any collateral securing payment of the Indebtedness or of any assumption of liability or guarantee of payment of the Indebtedness; (d) the subordination, relinquishment, discharge or impairment of the Creditor’s rights relating to the Indebtedness or of any of the documents evidencing or securing the Indebtedness or any collateral securing the Indebtedness; (e) the full or partial release from liability of Debtor, any other guarantor, or any other person now or hereafter liable for payment of all or any portion of the Indebtedness; (f) the insolvency, bankruptcy, reorganization, disability, discharge, waiver or other exoneration of Debtor, any other guarantor, or any other person now or hereafter primarily or contingently liable for payment of the Indebtedness; (g) the renewal, consolidation, extension, modification, rearrangement, amendment or increase from time to time of the Indebtedness; (h) the failure, delay, waiver or refusal by the Creditor to exercise any right or remedy held by the Creditor under the Note, or any other document evidencing or securing the Indebtedness or otherwise executed in connection therewith or any renewals or modifications thereof; (i) the sale, encumbrance, transfer or other modification of the ownership of Debtor, or of substantially all of  the assets of Debtor, or the change in the financial condition or management of Debtor; (j) the invalidity, unenforceability or insufficiency of all or any portion of this Guaranty Agreement; or (k) the failure of the Guarantor to receive notice of any one or more of the foregoing actions or events.
4. The Creditor may, at the Creditor’s option, proceed to enforce this Guaranty Agreement directly against the Guarantor immediately after the occurrence of a default on the Indebtedness without first proceeding against Debtor or any other guarantor or any other person liable for payment of the Indebtedness, and without first proceeding against or exhausting any collateral now or hereafter held by the Creditor to secure payment of the Indebtedness.
5. The Guarantor hereby waives diligence, presentment, protest, notice of protest, notice of dishonor, demand for payment, notice of nonpayment of the Indebtedness or any of the documents evidencing or securing the Indebtedness, any notice of acceptance of this Guaranty Agreement and all other notices of any nature in connection with the exercise of the Creditor’s rights under this Guaranty Agreement, the Note or the Indebtedness.  Performance by the Guarantor hereunder will not entitle the Guarantor to any payment from Debtor under any claim for contribution, indemnification, subrogation or otherwise, until such time as all amounts owing by Debtor to the Creditor, have been paid in full.
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6. The Guarantor hereby agrees that in any action brought to enforce this Guaranty Agreement, the Guarantor will pay to the Creditor all reasonable attorneys’ fees, court costs and other expenses incurred by the Creditor, in the event the Creditor prevails in such action.
7. The Guarantor hereby waives and relinquishes all of the Guarantor’s rights provided by 12 Okla.Stat. § 686, 15 Okla.Stat. §§ 334, 338, 341 and 344, and all other common law, constitutional, and statutory rights, remedies, defenses and set-off credits related to Guarantor’s ability to obtain a credit for the fair market value of any real or personal property that may be mortgaged, pledged or in which a security interest is granted to the Creditor to secure the Indebtedness that may be accorded to the Guarantor under Oklahoma law.
8. Nothing herein contained will limit the Creditor in exercising any rights held under the Note or under any other documents evidencing or securing the Indebtedness.  In the event of any default under the Note, or any other documents evidencing or securing all or any portion of the Indebtedness, the Creditor will be entitled to selectively and successively enforce any one or more of the rights held by the Creditor under this Guaranty Agreement, the Note or any other documents evidencing or securing the Indebtedness, and such action will not be deemed a waiver of any other right held by the Creditor.  All of the remedies of the Creditor under this Guaranty Agreement, and any other documents evidencing or securing the Indebtedness are cumulative and not alternative.
9. The Guarantor hereby represents that nothing exists to impair the effectiveness of the liability of the Guarantor to the Creditor hereunder, or the immediate taking effect of this Guaranty Agreement as the agreement among the Guarantor and the Creditor.
10. Guarantor represents and warrants to Creditor that his statement of assets and liabilities as of December 1, 2018, delivered to Creditor was a materially accurate statement of his assets and liabilities as of December 26, 2018, and that it continues to be materially accurate as of the date of this Guaranty Agreement.  He covenants to Creditor that he will promptly notify Creditor in writing of any material adverse changes in his financial condition occurring at any time prior to payment in full of the Note and that he will at any time or times requested by Creditor deliver to Creditor a new statement of his assets and liabilities which shall be materially accurate.
11. Guarantor covenants and agrees with Creditor that, until the Indebtedness has been paid in full, Guarantor will:
a. Furnish to Creditor in writing, after the closing of the transaction contemplated by the Stock Purchase Agreement, no later than 120 days after the close of each calendar year, a personal balance sheet of Guarantor.
b. Cause the personal balance sheet delivered to Creditor under Section 11.a. above to accurately reflect the financial condition of the Guarantor in all material respects as of its date, and to be so certified by the Guarantor.
c. In the event the Guarantor, the Debtor or the Companies deliver to any other lender any financial or operating information regarding the Guarantor, Debtor or the Companies, cause such financial or operating information (including without limitation an audit report if the same is
3

delivered to a lender) to be delivered to Creditor at the same time that it is delivered to any other lender.
d. At any reasonable time and from time to time and following not less than 24 hours advance notice, permit the Creditor or any agent or representative thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties, of the Debtor and the Companies, and to discuss the affairs, finances, and accounts of Debtor and the Companies with any of its officers and directors and independent accountants (if retained by Debtor or the Companies).
12. Guarantor covenants and agrees with Creditor that, until the Indebtedness has been paid or satisfied in full, Guarantor will not, and will not permit the Debtor or the Companies to, without Creditor’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed:
a. Permit the aggregate secured indebtedness which has priority over the lien or security interest of the Creditor in any property in which the Creditor has a subordinated lien or security interest to in any event or at any time exceed $5,420,000;
b. Take any action which has the effect of causing Guarantor to own less than 60% of the voting equity interest in the Debtor or of causing the Debtor to own less than 100% of each of the Companies;
c. Dividend or distribute funds or other property to any equity holder in Debtor, other than the payment of reasonable compensation to Guarantor; or
d. Liquidate (partially or entirely), sell, pledge, mortgage, grant a security interest in or otherwise transfer or convey any of Guarantor’s investments in real estate or equities.
13. This Guaranty Agreement has been negotiated, executed and delivered in Oklahoma, and is intended to be construed in accordance with the laws of the State of Oklahoma.  The Guarantor hereby waives all objections to venue and consents to the jurisdiction and venue of any state or federal court located in Tulsa County, Oklahoma, as elected by the Creditor, in connection with any action instituted by the Creditor arising out of the execution, delivery or performance of this Guaranty Agreement. If any provision of this Guaranty Agreement is held to be invalid, illegal or unenforceable in any respect or application for any reason, such invalidity, illegality or unenforceability will not affect any other provisions herein contained and such other provisions will remain in full force and effect. This Guaranty Agreement will be binding on the Guarantor and the Guarantor’s heirs, personal representatives, successors and assigns and will inure to the benefit of the Creditor and all successors and assigns of the Creditor. The Guarantor hereby consents to the assignment of all or any portion of the rights of the Creditor hereunder in connection with the assignment of the Indebtedness or any portion thereof without notice to the Guarantor.
14. Any transfer in violation of Section 12 of this Guaranty Agreement shall be deemed conclusively to have been undertaken with the actual intent to defraud the Creditor, and any statute
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of limitations, civil or criminal, related to such fraudulent transfer shall be deemed tolled until the date the Indebtedness is fully paid or satisfied.
15. The David E. Chymiak Trust is a revocable trust established by David E. Chymiak for estate planning purposes and is for the purposes of this Guaranty Agreement the alter ego of David E. Chymiak.  The David E. Chymiak Trust and David E. Chymiak shall have joint and several liability under this Guaranty Agreement.
16. The Guarantor shall use commercially reasonable efforts to obtain and maintain over the term of the Note term life insurance with a death benefit of $5,000,000 for the benefit of Creditor with the proceeds to be applied to any balance due on the Note at the time of Guarantor’s death and any excess after payment in full of the Note distributed to the estate of Guarantor.
IN WITNESS WHEREOF, the Guarantor has duly executed this instrument effective the date first above written.

________________________________________
David E. Chymiak, an individual and as trustee of The
David E. Chymiak Trust

5

EXHIBIT B

Form of Promissory Note

PROMISSORY NOTE

$6,375,000 [closing date]

FOR VALUE RECEIVED, the undersigned, Leveling 8 Inc, an Oklahoma corporation (“Maker”), promises to pay to the order of ADDVANTAGE TECHNOLOGIES GROUP, INC., an Oklahoma corporation, its successors and assigns (“Payee”), the principal sum of Six Million Three Hundred Seventy Five Thousand Dollars ($6,375,000) plus interest thereon accruing at the rate of six percent (6%) per annum until paid payable in installments of principal plus accrued interest every six months in the amounts and on the dates set forth on Exhibit A attached hereto and made a part hereof, beginning on ____________________[the last day of the sixth month following the month in which closing occurs], and continuing until paid in full with all unpaid principal and interest due and payable no later than _____________________ [five years after the closing date].  Payments that are not made when due, including without limitation payments which are accelerated pursuant to the terms of the next paragraph, shall accrue default interest at the rate of 15% per annum until paid.
If this Note or any installment hereunder is not paid when due or if there should occur a default under any of the guarantees of this Note or under any of the mortgages, security agreements, pledge agreements, account control agreements or any other agreement securing payment of this Note or payment of any such guarantee, then the holder of this Note may, at its option, declare this Note immediately due and payable in full.  If Maker or any guarantor of this Note should be dissolved or die, make an assignment for the benefit of creditors or institute or have instituted against it or him any insolvency or bankruptcy proceedings, except as hereafter provided, the holder shall have the right and option to declare this Note immediately due and payable, and notice of the election of such option is being hereby expressly waived; provided, that, in the event of the death of guarantor David E. Chymiak, the holder shall not be entitled to declare the Note immediately due and payable if (and only if) the outstanding unpaid principal balance of the Note is Four Million Dollars ($4,000,000) or less upon the date of Mr. Chymiak’s death or within 90 days thereafter and there has been no default in the timely payment of any amounts due under the Note from the date of issuance until 90 days after the date of Mr. Chymiak’s death.
The Maker hereby waives presentment, demand, protest, notice of dishonor and diligence in collecting, and agrees that additional co-makers, guarantors and sureties may become parties hereto without notice to the undersigned, without affecting the liability of the undersigned hereon.
If this Note or any portion of the principal due hereunder is not paid when due, and is given to an attorney for collection, or suit is filed hereon, and as often as any of such events occur, the prevailing party in such litigation shall be entitled to recover reasonable attorneys’ fees and court costs.
The Maker hereof may prepay all or any portion of the principal hereof at any time without prepayment penalty or premium.  Any partial prepayments of the Note shall be applied to the remaining installments due under the Note at the time of the partial prepayment on a basis pro rata to the relative size of each remaining installment.  For example, if one of the remaining installments represents twenty percent (20%) of all the remaining installments, then twenty percent (20%) of the partial prepayment shall be applied to such installment.

“Maker”
Leveling 8 Inc

By:
David E. Chymiak, President

EXHIBIT A

Payment Schedule	Amount
$700,000
$700,000
$700,000
$700,000
$470,000
$470,000
$470,000
$470,000
$470,000
$2,500,000

Seller Disclosure Schedules

To

Stock Purchase Agreement

By And Among

Leveling 8 Inc

and

ADDvantage Technologies Group, Inc.
dated as of December 26, 2018

Schedule 2.06 Collateral
Schedule 3.05 Consents
Schedule 3.08 Tax Matters
Schedule 3.09     Seller Not a Creditor of, or Debtor, to the Companies
Schedule 3.10 Benefit Plans

Schedule 2.06

Collateral
Collateral Item Release Amount
Johns Creek, GA $1,800,000.00
Broken Arrow, OK               $1,000,000.00
Sedalia, MO   $500,000.00
AEY Stock   $3,300,000.00
Schwab Stock                 $1,500,000.00
Account

Schedule 3.05

Consents
Seller will have to obtain the consent of its lender, Valley National Bank, prior to Closing.
NCS will have to provide notice to Arris Solutions, Inc. under the Non-Exclusive Value Added Reseller Agreement.
Tulsat will have to provide notice to Cisco under their reseller agreement

Schedule 3.08

Tax Matters
(c) Seller has had Federal income tax audits for the following periods:
-Fiscal Year 2009
-Fiscal Year 2008
-Fiscal Year 2005
-Fiscal Year 2004
-Fiscal Year 2000

Income, Franchise, & Sales Tax Returns were filed in the following states in the last five year period: (1) Arizona, (2) Florida, (3) Georgia, (4) Massachusetts, (5) Maryland, (6) Missouri, (7) North Carolina, (8) Nebraska, (9) Oklahoma, (10) Pennsylvania, (11) Kentucky, (12) South Dakota, (13) Tennessee, and (14) Texas.

(d)(ii) Seller intends to file for an extension for the 2018 Tax Return until July 15, 2019

Schedule 3.09

Seller Not a Creditor of, or Debtor, to the Companies
Seller and the Companies have intercompany trade accounts receivable and accounts payable in the ordinary course of business.

Schedule 3.10

Benefit Plans

(a)
Employee Benefit Plans
Medical Insurance	United HealthCare, PPO	Premium Split
Dental Insurance	Delta Dental of Oklahoma	Employee Paid
Vision Insurance	United HealthCare	Employee Paid
Short-term Disability	United HealthCare	Employee Paid
Long-term Disability	United HealthCare	Employee Paid
Group Term Life, basic	United HealthCare	Employee Paid
Group Term Life, buy-up	United HealthCare	Employee Paid
FSA/DFSA	Discovery Benefits	Employee Paid
401(k) Defined Contribution	Bank of Oklahoma	Safe Harbor Match 100% of 5%, no true-up